Exhibit 10.11

Bally Technologies, Inc.

Notice of Grant of Award and Award Agreement	6601 S. Bermuda Road
Las Vegas, NV 89116
(702) 584-7498

FIRST NAME	MIDDLE NAME	Grant Number:
LAST NAME		Plan:
ADDRESS LINE 1		ID:
ADDRESS LINE 2
CITY , STATE	COUNTRY
ZIPCODE

You have been granted an award (the “Award”) of restricted stock (the “Restricted Stock”) of Bally Technologies, Inc., (the “Company”) subject to the terms and conditions in this Award Agreement (this “Agreement”) and the 2010 Long Term Incentive Plan as in effect and as amended from time to time (the “Plan”), as follows:

Grant Date:

Number of Shares:

Vesting Schedule: Subject to the relevant provisions of the Plan, the Award shall vest in accordance with the following:

Shares	Vest Date

The Award and this Agreement are subject in all respects to the terms and provisions of the Plan, all of which are by this reference made a part of and incorporated in this Agreement. Any capitalized term not defined in this Agreement shall have the meaning ascribed to it in the Plan.  If and to the extent this Agreement and the Plan conflict, the Plan shall control.

Shares of the Restricted Stock that have not yet vested and thus remain subject to forfeiture are referred herein to as “Unvested Shares.”

Until vested, each Unvested Share (whether or not certificated) will bear a legend to the effect that such share is subject to potential forfeiture and may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with the terms of this Agreement.

Upon retirement, death or other termination of your employment with the Company, Unvested Shares shall be forfeited as and to the extent provided in the Plan.

The Company has the right to deduct or otherwise effect a withholding of the amount of any taxes (including, but not limited to, any income, FICA, FUTA, and similar taxes) required by federal, state, local or foreign laws to be withheld or otherwise deducted and paid with respect to the grant or vesting of the Restricted Stock; or, in lieu of such withholding, to require that you pay to the Company in cash (or, at the sole discretion of the Board or the Committee, in the form of shares of Stock) the amount of any taxes required to be withheld or otherwise deducted and paid by the Company or a subsidiary in connection with the grant or vesting the Restricted Stock. Unless the tax withholding obligations of the Company or any affiliate are satisfied, the Company will have no obligation to deliver to you any of the shares of Restricted Stock (whether vested or unvested).

As of the Grant Date you are deemed to be the registered owner of all of the shares of Restricted Stock subject to the Award (including Unvested Shares), notwithstanding that such shares may be subject to restrictions and possible forfeiture. Unless and until all or a portion of the Unvested Shares are forfeited in accordance with the terms of the Plan and/or this Agreement, you will have full voting rights with respect to such shares as well as the right to receive any and all distributions thereon.

Neither you nor your beneficiaries may sell, exchange, transfer, assign, or otherwise dispose of any Unvested Shares or any rights or interests therein. You may not pledge, encumber, or otherwise hypothecate the Unvested Shares or any rights or interests therein in any way at any time.  The Unvested Shares shall not be subject to execution, attachment, or similar legal process. Any attempted sale, pledge, or other disposition of the Unvested Shares in violation of this paragraph shall be void and of no force or effect.

This Agreement contains the entire agreement between the parties and supersedes other oral and written agreements previously entered into by the parties concerning the same subject matter. This Agreement may be modified or rescinded only with the written consent of both parties.

Nevada law shall govern this Agreement and its interpretation.  The issuance of the Restricted Stock pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules, and regulations (including but not limited to the Securities Act, the Exchange Act, and the respective rules and regulations promulgated thereunder) and any other applicable law or regulation.

This Agreement shall bind and inure to the benefit of the Company and its successors and assigns.

You acknowledge and agree that by clicking the “ACCEPT” button on the E*TRADE on-line grant agreement response page, it will act as your electronic signature to this agreement and will result in a contract between you and the Company

By returning your response to the Company as indicated in the instructions, you are acknowledging that you have received, and understand and agree to the terms of, this Agreement and the Plan (including any exhibits to each document).  You further acknowledge that by returning your response to the Company as indicated in the instructions, you accept the Award as set forth in this Agreement and the Plan (including any exhibits to each document).

By returning your response to the Company as indicated in the instructions, you are also acknowledging that, unless you specifically request (or have in the past specifically requested) to receive communications regarding the Plan and the Award in paper form, you agree to receive all communications regarding the Plan and the Award (including but not limited to the prospectus) by electronic delivery through access on the Company’s internal website or Internet website, which you agree that you may easily access and understand how to access, review and print the communications posted thereon.  In addition, by returning your response to the Company as indicated in the instructions hereto, you agree it is your responsibility to notify the Company of any changes to your mailing address so that you may receive any shareholder information to be delivered by regular mail.

Bally Technologies, Inc.

By: